Exhibit 10.53

ASSET PURCHASE AGREEMENT

between

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

and

NORTHLAND CABLE TELEVISION, INC.

Dated as of October 21, 2011

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of October 21, 2011 (the “Effective Date”), between Northland Cable Properties Eight Limited Partnership, a Washington limited partnership (“Seller”), and Northland Cable Television, Inc., a Washington corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller owns and operates television cable Systems (as defined below) providing video, high-speed internet and telephony services serving the communities set forth in Schedule 1.0 hereto (each a “Community” and collectively, the “Communities”);

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein (the “Transaction”); and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounts Receivable” means the rights of Seller to receive payment for services rendered by Seller (including those billed to subscribers of the Systems and those for services and advertising time provided by Seller) which have been unpaid as of the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Services Agreement” means that certain Trademark License Agreement dated September 28, 2001 between Seller and Northland Telecommunications Corporation, that certain Sales Representation Agreement dated September 29, 2001 between Seller and Cable Ad-Concepts, Inc. and that certain Software License and Support Agreement dated September 28, 2001 between Seller and Northland Cable Services Corporation.

“Basic Services” means the lowest tier of cable television programming sold to subscribers as a package, including broadcast and satellite service programming for which a subscriber pays a fixed monthly fee to Seller, but not including Pay TV, and other than through the HSI Services.

“Business” means the cable television, telephone, HSI Service and other revenue-generating businesses that are conducted by Seller or any of its Affiliates (including through a third party) through the Systems, and operations relating to the Systems, except for the business and operations of an Affiliate under an Affiliate Service Agreement or Management Agreement.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Cable Video Services” means the provision of cable television programming through the Systems, including Basic Services, Expanded Basic Services, a la carte tiers, premium services, digital services, HDTV, and DVR equipment rental, Pay TV, and any new product tiers, other than through the HSI Services and the Telephone Services.

“Closing Date” means the earlier of (i) April 30, 2012, and (ii) the soonest practical date after all of the conditions set forth in Article IX have been satisfied or waived; provided, however, in no event shall the Closing Date be after April 30, 2012.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Completion Act of 1992 and the provisions of the Telecommunication Act of 1996 amending Title VI of the Communications Act of 1934, and as may be further amended, and the Rules and Regulations, policies and published decisions of the FCC thereunder, as in effect from time to time.

“Confidentiality Agreement” means the agreements of the Parties contained in Section 7.4 of this Agreement.

“Contract” means any written agreement, indenture, note, bond, mortgage, loan, instrument, lease, license (other than a Permit, a Franchises or a Programming Agreement), obligation, promise or undertaking that is legally binding on Seller, is to be assumed by Purchaser at Closing and which involves the payment of more than $10,000.

“Copyright Act” means the Copyright Act of 1976 and the rules and regulations thereunder, each as in effect as of the date of this Agreement and as amended from time to time.

“Employee” means all individuals as of the Effective Date, who are employed by Seller primarily in connection with the Business, together with individuals who are hired as employees in respect of the Business after the Effective Date but prior to the Closing.

“Encumbrance” means any lien, charge, claim, commitment, conditional sale or other title retention agreement, demand, easement, encroachment, lease, limitation, mortgage, pledge restriction, security interest, restriction on transfer, right of first refusal, title defect or other encumbrance of any kind or nature whatsoever.

“Environmental Law” means any applicable Law currently in effect relating to the protection of human health as it relates to environmental protection (but excluding worker safety), the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances and Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Oil Pollution Act of 1990, (33 U.S.C. § 2701 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), as each has been amended and the rules and regulations promulgated pursuant thereto.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that together with the Seller is or was at any time treated as a single employer under section 414 of the Code or section 4001 of ERISA and any general partnership of which the Seller is or has been a general partner.

“Excluded Contracts” means the Management Agreement, the Affiliate Service Agreements and the Contracts listed on Schedule 1.1(i) hereto.

“Expanded Basic Services” means an optional tier of video services offered by the Systems to its customers other than Basic Services, a la carte tiers, premium services, digital services, HDTV, DVR, Pay TV, and any new product tiers, and other than through the HSI Services.

“FAA” means the Federal Aviation Administration, or its successor agency.

“FCC” means the Federal Communications Commission, or its successor agency.

“Former Employee” means all individuals who were employed by Seller in connection with the Business but who are no longer so employed on the Closing Date.

“Franchises” means all franchise agreements and similar governing agreements, instruments and resolutions and franchise-related Legal Requirements or acknowledgements of Governmental Entities, whether written or oral, that are necessary or required in order to operate the Systems and Business and to provide the services provided by Seller through the Systems.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by Seller, including all artwork, desks, chairs, tables, computer hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authorizations” means, collectively, all Franchises, Licenses and other authorizations, approvals, agreements, Easements, leases, permits, qualifications, registrations, variances and similar rights for and with respect to the conduct of the Business, including the construction and operation of the Systems, issued by or otherwise obtained from Governmental Entities.

“Governmental Entity” means any federal, state, local or foreign government, court, administrative agency, board or commission, political subdivision, or other governmental authority or instrumentality.

“Hazardous Substances” means any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, as defined or referred to in any Environmental Law, as well as words of similar purport or meaning referred to in any other Legal Requirements, including radon, asbestos, polychlorinated biphenyls, urea formaldehyde and petroleum products and petroleum based derivatives. Where one Legal Requirement defines any of these terms more broadly than another, the broader definition will apply.

“HSI Services” means Internet access and other Internet data services offered by the Systems to Seller’s customers.

“Intangibles” means all intangible assets, including customer lists, accounts receivables, claims (excluding any claims relating to Excluded Assets) and goodwill of the Business as a going concern, if any, owned, used or held by Seller and used exclusively in the Business, but excluding all trademarks, trade names, service marks, service names, logos, patents, copyrights, URLs, domain names and other intellectual property of Seller or any of its Affiliates.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Seller” means, with respect to Seller and a particular fact or other matter, that any of the persons set forth on Schedule 1.1(ii) or their direct reports has actual, constructive or imputed knowledge such that such person should reasonably be aware of such fact following a reasonable investigation under the circumstances.

“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule, regulation, order or permit established and applicable under principles of common law, regulation, statute or treaty.

“Legal Proceeding” means any action, arbitration, suit, audit, hearing, investigation, litigation or proceeding (public or private) by or before, or otherwise involving a Governmental Entity or an arbitrator.

“Legal Requirement” means any Law, applied, issued, entered or otherwise adopted or enacted by any Governmental Entity, including judicial decisions applying or interpreting any such Legal Requirement.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“License” means any license, permit or other authorization or approval (other than a Franchise) issued by a Governmental Entity, including to the FCC, used in the operation of the Purchased Assets, the Business or the Systems.

“Management Agreement” means that certain Amended and Restated Agreement of Limited Partnership of Northland Cable Properties Eight Limited Partnership, dated September 30, 1987, by and between Northland Communications Corporation, FN Equities Joint Venture, Richard I. Clark, and remaining parties who now or hereafter from time to time are accepted by the General Partner as Limited Partners of Northland Cable Properties Eight Limited Partnership, as amended and the Amended and Restated Management Agreement, dated January 3, 1990, between Northland Cable Properties Eight Limited Partnership and Northland Communications Corporation and the replacement Exhibit A, updated January 1, 1998.

“Material Adverse Effect” means any change or effect that is materially adverse to the Business, the operations, properties, condition (financial or otherwise) or results of the operations of the Business taken as a whole, or the ability of Seller to perform its obligations under this Agreement, or the validity, binding effect or enforceability of this Agreement, other than an effect resulting from (i) any change in the United States or foreign economies or securities or financial markets; (ii) any change that affects any industry in which Seller operates; (iii) any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the Effective Date; (iv) any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to Seller; (v) any changes in GAAP; or (vi) any effect resulting from any changes resulting from or relating to the taking of any action contemplated by this Agreement.

“NCC” means Northland Communications Corporation, a Washington corporation.

“Order” means any award, decision, resolution, subpoena, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity or arbitrator.

“Ordinary Course of Business” means with respect to any action taken by any Person, any action that is in the ordinary and usual course of normal day to day operations of such Person.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Entity other than Franchises.

“Permitted Encumbrances” means (i) all Encumbrances for Taxes or assessments, special or otherwise, either not due and payable or being contested in good faith and fully accrued or adequately reserved or otherwise provided for; (ii) all Encumbrances representing inchoate mechanics’, materialmen’s, carriers’, warehousemen’s, landlords’ and other statutory or similar liens arising in the Ordinary Course of Business and not yet due and payable; and (iii) with respect to Real Property, any current commitment, easement or claim of easement, encroachment, limitation, restriction or other exception to title or title defect (other than liens) that does not individually or in the aggregate materially impair the current use, value, or operation of individual piece of the Real Property to which it relates.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Pole Attachment Agreement” means a System Contract relating to the use of any public utility facilities, including pole line, joint pole and master contracts for pole attachment rights and the use of conduits.

“Programming Agreements” means all contracts regarding the carriage of satellite delivered television programming carried by the System.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Remedial Action” means all actions required under Environmental Laws to clean up, remove, treat or address any Hazardous Substances in the environment at levels exceeding those allowed by applicable Environmental Laws, including pre-remedial studies and investigations or post-remedial monitoring and care.

“Required Consents” means all authorizations, approvals and consents required under or in connection with any Legal Requirement or under any Purchased Assets, Licenses, Real Property or System Contracts for (i) Seller to transfer the Purchased Assets and the Business to Purchaser, (ii) Purchaser to conduct the Business in accordance with applicable Legal Requirements and to own, lease, use and operate the Purchased Assets and the Business at the places and in the manner in which the Business is conducted and the Business are operated as of the date of this Agreement and at all times prior to the Closing Date or (iii) Purchaser to assume and perform the System Contracts and Governmental Authorizations included in the Purchased Assets.

“Real Property” means the assets owned or leased by Seller and used in the Business consisting of realty, including appurtenances, improvements (including towers, headend storage buildings and earth stations) and fixtures located on such realty, and any other interests in real property, including fee interests, rights to minerals, oil, gas and other hydrocarbons, water rights, leasehold interests and easements, rights of access, licenses, rights of entry and wire crossing permits (but not including interests in real property granted in System Contracts in connection with services provided by Seller to the residents or occupants of such real property, including access and service System Contracts with the owners of multiple dwelling unit complexes), options, and rights of first refusal.

“Required Regulatory Approval” means any Required Consent of any Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by Seller or any Person as to which Seller has a contractual right to elect or appoint a majority of the members of such Person’s governing body.

“Systems” means the cable television, telephone and high-speed data reception and distribution systems owned, operated or used by Seller in the conduct of the cable television, telephone and high-speed Internet businesses and all of the activities and operations ancillary to such businesses, including advertising services and other income generating businesses, conducted or carried on in the Franchises.

“System Contract” means any crossing agreement, easement, lease, license, multiple dwelling, bulk billing or commercial service agreement, pole line agreement, retransmission consent agreement, subscriber agreement, underground conduit agreement, interconnection, switching maintenance or installation support or other contract or agreement (other than a Governmental Authorization) held for use or used in connection with, or relating to the operation of, the Systems or all or a portion of the Business and to which Seller is a party or that is otherwise binding on Seller or the Systems and is in effect on the date of this Agreement or is entered into between the date of this Agreement and the Closing Date in compliance with this Agreement.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, escheat, unclaimed property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and including any liability for the payment of the foregoing obligations of another Person as a result of (a) being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group; (b) being or having been a party to any tax sharing agreement or any express or implied obligation to indemnify any Person; and (c) being or having been a transferee, successor, or otherwise assuming the obligations of another Person to pay the foregoing amounts.

“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Telephone Services” means local and long distance telephone and related voice services offered by the Business.

“Transaction Documents” means this Agreement, and all other documents and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations promulgated thereunder.

1.2 Terms Defined Elsewhere in this Agreement.

For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Preamble
Asset Acquisition Statement	2.6
Assumed Liabilities	2.3
Base Purchase Price	3.2
Closing	4.1
Commitment Properties	7.15(a)
Community	Preamble
Consents	5.3
Consent Condition	7.3(b)
Easements	5.9(b)
Effective Date	Preamble
Exchange Act	7.10(b)
Employee Benefit Plans	5.11(b)
Employee Schedule	5.11(a)
Escrow Account	3.3(b)
Escrow Agent	3.3(b)
Escrow Funds	3.3(b)
Estimated Adjustments Amount	3.4(e)
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Report	3.4(f)
Financial Statements	5.5
Indemnification Claim	10.4(b)
Indemnity Escrow Agreement	3.3(b)
Independent Accountants	3.3(f)
Leased Real Property	5.9(c)
Limited Partners’ Meeting	7.10(a)
Losses	10.2(a)
Non-Competition Period	7.13
Nonassignable Assets	2.5(b)

Owned Real Property	5.9(a)
Phase I Assessment	7.18
Phase II Assessment	7.18
Preliminary Report	3.4(e)
Proxy Statement	7.10(b)
Purchase Price	3.2
Purchase Price Adjustments	3.4(e)
Purchased Assets	2.1
Purchaser	Preamble
Purchaser Documents	6.2
Purchaser Indemnified Parties	10.2(a)
Purchaser Objection Notice	3.4(e)
Qualified Plans	5.11(c)
Real Property Leases	5.9(b)
Restricted Area	7.13
Restricted Party	7.13
Revised Statements	2.6
Seller	Preamble
Seller Documents	5.2
Seller Indemnified Parties	10.3(a)
Seller Marks	7.6
Title Commitments	7.15(a)
Title Company	7.15(a)
Title Defect	7.15(c)
Title Policies	7.15(b)
Total Consideration	3.2
Transferred Employees	8.1(a)
Transition Services Agreement	7.7

1.3 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on a Schedule shall be deemed to have been disclosed in all other relevant Schedules. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

1.4 Exhibits

A	Indemnity Escrow Agreement
B	Reserved
C	Reserved
D	Reserved
E	Form of Bill of Sale
F	Form of Warranty Deed
G	Reserved
H	Form of Assignment and Assumption Agreement

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets.

On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser all of Seller’s property, privileges, rights and claim, tangible or intangible, real, personal or mixed, owned or leased, used or otherwise held by Seller or hereafter acquired prior to the Closing Date and used or held for use principally in the conduct of the Business, including the System Contracts, Easements, Furniture and

Equipment, Governmental Authorizations, Intangibles, Real Property and all accounts receivable and prepaid expenses relating exclusively to the Assets or the operation of the Systems and the Records, but not including the Excluded Assets (all of such assets and properties being referred to herein as the “Purchased Assets”), free and clear of all liens, except for Permitted Encumbrances.

2.2 Excluded Assets.

Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser and the Purchased Assets shall exclude the Excluded Assets. Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean the following assets:

(a) the Excluded Contracts;

(b) all cash, cash equivalents, bank deposits or similar cash items of Seller;

(c) any intellectual property rights of Seller;

(d) books and records that Seller is required by Law to retain or that Seller determines are necessary or advisable to retain; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business, the Systems or any of the Purchased Assets for a reasonable period after Closing but in no event exceeding 3 years after Closing;

(e) Seller’s partnership books and records and other books and records related to internal partnership matters and financial relationships with Seller’s lenders and affiliates;

(f) any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes, from any Governmental Entity, for any Franchise fees (in each case except to the extent such Taxes relate to the Purchased Assets in respect of the post-Closing Tax period or the portion of a period allocable to the post-Closing Tax period), together with any interest due thereon or penalty rebate arising therefrom;

(g) all insurance policies or rights to proceeds thereof relating to the Business;

(h) all Tax Returns and financial statements of Seller, the Systems and the Business and all records (including working papers) related thereto;

(i) all prepaid charges, expenses or rent under the Real Property Leases, any personal property leases or any such other leases or in respect of the Owned Real Property that is attributable to any period beginning prior to and ending before the Closing;

(j) all Employee Benefit Plans;

(k) all Programming Agreements and retransmission consent agreements;

(l) advertising insertion equipment owned by third parties;

(m) all patents, copyrights, trademarks, trade names, service marks, service names, logos and similar proprietary rights owned by Seller or its Affiliates, whether or not used in the business of the Systems;

(n) all of Seller’s causes of action, claims, credits, demands or rights of set-off against third parties, to the extent related to any Excluded Asset;

(o) All rights to receive fees for services from any Affiliate of Seller other than fees for services, if any, rendered by Purchaser after Closing to an Affiliate of Seller;

(p) Any and all assets or rights of Seller unrelated to the Business;

(q) Any contracts, agreements or other arrangements between Seller and any Affiliate of Seller;

(r) all rights that accrue to Seller under this Agreement; and

(s) the assets listed on Schedule 2.2 hereto.

2.3 Assumption of Liabilities.

At the Closing, Seller shall sell, transfer, assign and convey to Purchaser, and Purchaser shall assume, effective as of the Closing, and shall timely perform, pay and discharge in accordance with their respective terms, the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(a) Liabilities of Seller to all customers and advertisers of the Systems for any advance payments or deposits for which Purchaser shall have received a credit pursuant to Section 3.4;

(b) Liabilities with respect to the Business, the Purchased Assets, the Transferred Employees arising after the Closing, to the extent such Liabilities arise from or are related to any event that occurs on or after the Closing Date;

(c) all Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement that are required to be paid by Purchaser pursuant to Section 11.1(b) and (c);

(d) Liabilities for Taxes relating to the Business, the Purchased Assets, the Transferred Employees for all taxable periods (or portions thereof) beginning after the Closing Date;

(e) all accrued expenses and trade accounts payable to the extent arising out of the Business, the Purchased Assets, the Transferred Employees prior to the Closing that are outstanding as of 12:01 a.m. on the Closing Date and are taken into account in adjusting the Base Purchase Price pursuant to Section 3.4(d) (i), (ii) and (iii); and

(f) Liabilities relating to amounts required to be paid by Purchaser hereunder.

2.4 Excluded Liabilities.

Purchaser is assuming only the Assumed Liabilities and shall not assume or be liable for any other Liabilities of Seller (or any predecessor owner of all or part of its business and assets) of whatever nature, whether presently in existence or arising hereafter, known or unknown, contingent or otherwise, other than Assumed Liabilities. All such Liabilities not being assumed are referred to herein as the “Excluded Liabilities”).

2.5 Further Conveyances and Assumptions; Consent of Third Parties.

(a) From time to time following the Closing, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement and the Transaction Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Transaction Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

(b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, Franchise, Programming Agreement, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Entity or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained.

(c) With respect to material System Contracts and Permits, Seller shall use its commercially reasonable efforts to cooperate with Purchaser at its request for up to 180 days following the Closing Date in endeavoring to obtain such consents not obtained prior to Closing; provided, however, that other than as set forth in Section 7.3 such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent. Purchaser and Seller shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its Affiliates so that, in any such case, Purchaser shall be solely responsible for such Liabilities; provided, however, that the allocation between Seller and Purchaser of payments of consideration, fees and costs payable to any third party (or its agents) from whom any such consent, substitution, approval or amendment is requested shall be governed by Section 7.3.

2.6 Reserved

ARTICLE III

CONSIDERATION

3.1 Reserved.

3.2 Consideration.

The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to Five Million Dollars ($5,000,000 ) (the “Base Purchase Price”), subject to adjustment as provided in Section 3.4 (as adjusted, the “Purchase Price”), and (b) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”).

3.3 Payment of Purchase Price.

On the Closing Date, Purchaser shall pay the Purchase Price to Seller as follows:

(a) Reserved

(b) Four Hundred Thousand Dollars ($400,000) in cash (the “Escrow Funds”) shall be deposited into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement, which escrow agreement (the “Indemnity Escrow Agreement”) shall be (i) entered into on the Closing Date among Seller, Purchaser and U.S. Bank National Association, a national banking association (the “Escrow Agent”) and (ii) substantially in the form of Exhibit A. On the last day of the twelfth (12) month after Closing, the Escrow Funds, together with interest thereon, then remaining in the escrow account less any payments due to Purchaser or pending claims made by Purchaser pursuant to Section 10 together with interest attributable thereto, shall be delivered to Seller; and

(c) an amount equal to the Base Purchase Price minus the Escrow Funds and interest accrued thereon plus or minus (as the case may be) the Purchase Price Adjustments proposed in the Preliminary Report, or if such amount is disputed, the Estimated Adjustments Amount, by wire transfer in immediately available funds.

3.4 Adjustments and Prorations.

(a) The Base Purchase Price shall be adjusted such that all revenues, expenses and other Liabilities arising from the Systems up until 12:01 a.m. on the Closing Date, including subscriber and advertising revenues, franchise fees, pole and other rental charges payable with respect to cable television service, utility charges, real and personal property taxes and assessments levied against the Purchased Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Purchased Assets hereunder which are covered by Section 11.1(b)), and similar prepaid and deferred items, shall be prorated between Purchaser and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs and Liabilities and entitled to all revenues allocable to the conduct of the Business for the period prior to the Closing Date, and Purchaser shall be responsible for all expenses, costs and obligations and entitled to all revenues allocable to the conduct of the Business on the Closing Date and for the period thereafter, all of which shall be determined in accordance with GAAP.

(b) At Closing, the Base Purchase Price shall be increased by an amount equal to (a) 100% of the face amount of all customer Accounts Receivable that are outstanding on the Closing Date and have been outstanding for 30 or less from the first day of the period to which any outstanding bill relates, (b) 95% of the face amount of all customer Accounts Receivable that are outstanding on the Closing Date and have been outstanding more than 30 days but less than 60 days from the first day of the period to which any outstanding bill relates, (c) 0% for all customer Accounts Receivable that are outstanding on the Closing Date and have been outstanding more than 60 days from the first day of the period to which any outstanding bill relates, and (d) 100% of the face amount of all Accounts Receivable related to advertising services and time provided by Seller prior to Closing.

(c) At Closing, the Base Purchase Price shall be increased by an amount equal to 100% of the face amount of all payments and sums deposited or advanced by Seller to a landlord, utility, Governmental Body or any other party as a security deposit or in exchange for initiation of a service and which will inure to the benefit of Purchaser.

(d) At Closing, the Base Purchase Price shall be reduced by an amount equal to (i) any customer advance payments (i.e., customer payments received by Seller prior to the Closing but relating to service to be provided by Purchaser after the Closing) and deposits (including any interest owing thereon), (ii) except as set forth in Section 3.4(c), above, any other advance payments (e.g., advertising payments received by Seller prior to the Closing but relating to service to be provided by Purchaser after the Closing) and (iii) all accrued expenses and trade accounts payable to the extent arising out of the operations of the Business prior to the Closing that are outstanding as of 12:01 a.m. on the Closing Date, provided that such Liabilities are assumed by Purchaser.

(e) At least five (5) Business Days prior to the Closing Date, Seller will deliver to Purchaser a report with respect to the Systems (the “Preliminary Report”), showing in detail the preliminary estimate of the adjustments referred to in Section 3.4(a)-(e) (the “Purchase Price Adjustments”), calculated in accordance with such Section as of the Closing Date (or as of any other date(s) agreed to by the parties), together with any documents substantiating the determination of the Purchase Price Adjustments proposed in the Preliminary Report. The Preliminary Report will include a Schedule setting forth advance payments and deposits made to or by Seller, as well as Accounts Receivable information relating to the Systems (showing sums due and their respective aging as of the Closing Date). The estimated Purchase Price Adjustments shown in the Preliminary Report will be reflected as adjustments to the Base Purchase Price payable at the Closing pursuant to Section 3.4. In the event Purchaser objects to the Seller’s calculation of any Purchase Price Adjustment as set forth in the Preliminary Report, Purchaser shall deliver to the Seller at least two (2) Business Days prior to the Closing a written statement in reasonable detail describing any discrepancies believed to exist (“Purchaser Objection Notice”). Purchaser and Seller shall use their commercially reasonable efforts to resolve any of Purchaser’s objections to the Preliminary Report as described in Purchaser’s Objection Notice, and Seller shall make such revisions to the Preliminary Report as mutually agreed between Seller and Purchaser, and, if any changes are made, shall deliver a copy of such revised Preliminary Report to Purchaser no later than one (1) Business Day prior to the Closing. With respect to any of Purchaser’s objections that are not resolved before the Closing Date, the parties shall proceed as follows: (i) if the aggregate amount of Purchaser’s unresolved objections is $100,000 or less, the Closing shall proceed with Seller’s estimate of such disputed amounts, and (ii) if the aggregate of Purchaser’s unresolved objections are greater than $100,000, then the mid-point between the aggregate of Purchaser’s unresolved objections and Seller’s estimate of such disputed amounts shall be used for purposes of proceeding to Closing. The amount used pursuant to subclause (i) or (ii) of this Section 3.4(e) shall be referred to as the “Estimated Adjustments Amount.”

(f) Within sixty (60) days after the Closing Date, Purchaser shall deliver to Seller a report with respect to the Systems (the “Final Report”), showing in detail its determination of the Purchase Price Adjustments, together with any documents substantiating its calculation of the adjustments proposed in the Final Report. If Seller shall conclude that the Final Report does not accurately reflect the adjustments and prorations to be made to the Purchase Price in accordance with this Section 3.4, Seller shall, within thirty (30) days after its receipt of the Final Report, provide to Purchaser a written statement in reasonable detail describing any discrepancies believed to exist. Purchaser and Seller shall use good faith efforts to jointly resolve the discrepancies within fifteen (15) days of Purchaser’s receipt of Seller’s written statement of discrepancies, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or judicial review. If Purchaser and Seller cannot resolve the discrepancies to their mutual satisfaction within such 15-day period, Purchaser and Seller shall, within the following ten (10) days, shall jointly designate a nationally recognized independent accounting firm which is mutually agreeable to, and independent of each of, the parties (the “Independent Accountants”) to review the Final Report together with Seller’s discrepancy statement and any other relevant documents. The Independent Accountants shall report their conclusions as to adjustments pursuant to this Section 3.4 which shall be conclusive on all parties to this Agreement and not subject to dispute or judicial review absent clerical errors or fraud. If, after adjustment as appropriate with respect to the amount of the aforesaid adjustments paid or credited at the Closing, Purchaser or Seller is determined to owe an amount to the other, the appropriate party shall pay such amount thereof to the other, within three (3) Business Days after receipt of such determination. The cost of retaining the Independent Accountants shall be split equally between Purchaser and Seller.

ARTICLE IV

CLOSING AND TERMINATION

4.1 Closing Date.

If this Agreement is not earlier terminated in accordance with Section 4.2, the consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Seller at 101 Stewart Street, Suite 700, Seattle Washington, 98101, or will be conducted by mail, electronic mail, and /or telecopies or at such other place as the parties may designate in writing, at 10:00 a.m. (Pacific Standard Time) on the Closing Date.

4.2 Termination of Agreement.

This Agreement shall terminate and/or may be terminated prior to the Closing as follows:

(a) Automatically, at the close of business on April 30, 2012 if the Closing shall not have occurred by the close of business on that day.

(b) By mutual written consent of Seller and Purchaser.

(c) By Seller if there shall have been instituted or threatened any Legal Proceeding to enjoin or otherwise prevent or prohibit Seller’s consummation of the transactions contemplated hereby, or any pending or threatened Legal Proceeding seeking material damages from Seller that relate to or arise out of this Agreement or the consummation of the transactions contemplated hereby that Seller shall determine is reasonably likely to be successful on the merits; or by Purchaser if there shall have been instituted or threatened any Legal Proceeding to enjoin or otherwise prevent or prohibit Purchaser’s consummation of the transactions contemplated hereby, or any pending or threatened Legal Proceeding seeking material damages from Purchaser that relate to or arise out of this Agreement or the consummation of the transactions contemplated hereby that Purchaser shall determine is reasonably likely to be successful on the merits.

(d) By Seller if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting Seller from consummation of the transactions contemplated hereby; or by Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting Purchaser from consummation of the transactions contemplated hereby.

(e) By Purchaser if Purchaser is not in material breach of its obligations under this Agreement and Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Sections 9.1(a) or 9.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured to Purchaser’s reasonable satisfaction within the earlier of 10 days following receipt by Seller of written notice of such breach from Purchaser or April 30, 2012.

(f) By Seller if Seller is not in material breach of its obligations under the Agreement and Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Sections 9.2(a) or 9.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured to Seller’s reasonable satisfaction within the earlier of 10 days following receipt by Purchaser of written notice of such breach from Seller or April 30, 2012.

(g) By Seller if and at such time as Seller’s financial advisor informs Seller that it is not able to issue the Fairness Opinion.

(h) By Purchaser if Seller has not obtained the Fairness Opinion (as defined in Section 7.18(d), on or before 65 days after the Effective Date.

(i) By Seller if and at such time Seller’s limited partners have rejected the Transaction.

(j) By Seller, at any time prior to Sixty (60) days after the Effective Date if Seller has not obtained a commitment of financing reasonably acceptable to Seller in Seller’s sole and absolute discretion.

4.3 Procedure Upon Termination.

In the event of termination by Purchaser or Seller, or both, pursuant to Section 4.2 hereof, and except as to termination under to Section 4.2(a), written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Seller.

4.4 Effect of Termination.

(a) In the event that this Agreement terminates or is validly terminated in accordance with Sections 4.2 and 4.3, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination; provided, that the obligations of the parties in this Section 4.4 and Section 7.4 will survive any such termination and; provided, further, that the obligations of the parties set forth in Articles X and XI (other than Sections 11.1 and 11.10) hereof shall survive any such termination and shall be enforceable hereunder.

(b) Nothing in this Section 4.4 shall relieve Purchaser or Seller of any liability for a breach of any of its covenants or agreements or a breach of any of its representations and warranties contained in this Agreement that occurred prior to the date of termination. The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

5.1 Organization and Good Standing.

Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite limited partnership power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. The jurisdictions in which Seller is qualified or authorized to do business are listed on Schedule 5.1.

5.2 Authorization of Agreement.

Subject to obtaining the approval of a majority in interest of the limited partners, (a) Seller has all requisite partnership power and authority to execute and deliver this Agreement and Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (b) this Agreement and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and, (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

5.3 Conflicts; Consents of Third Parties.

Subject to obtaining the approval of a majority in interest of the limited partners of Seller, except as set forth on Schedule 5.3 (the “Consents”), none of the execution and delivery by Seller of this Agreement, the consummation of the transactions contemplated hereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation or acceleration of any obligation under, or result in the imposition of any lien other than a Permitted Encumbrance under, any provision of (a) the certificate of limited partnership and limited partnership agreement, as amended, of Seller; (b) violate any Legal Requirement in any material respect, (c) require any consent, waiver, approval or authorization of, or any filing with or notice to, any Governmental Entity or other Person, or (d) conflict in any material respect with or constitute a material violation or material breach of or a material default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), permit or result in the termination, suspension or material modification of, result in the acceleration of (or give any Person the right to accelerate) the performance of Seller under, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) under, any System Contract, Franchise or License or any other instrument that is a Purchased Asset or evidences an Assumed Liability or any instrument or agreement by which any of the Purchased Assets are bound or affected, except to the extent listed on Schedule 5.3.

5.4 No Other Consent.

Subject to Section 5.3, no other consent, waiver, approval, or authorization of any Person or Governmental Entity is required on the part of Seller in connection with the execution and delivery of this Agreement, the performance by Seller of its obligations hereunder, or the consummation of the transactions contemplated hereby, the absence of which would have a Material Adverse Effect.

5.5 Reserved.

5.6 Title to Purchased Assets.

(a) Seller is in possession of and has exclusive, good and marketable title to or a valid leasehold interest in (or other rights of a lessee or licensee to use and hold for use) the Purchased Assets (other than Real Property, which is separately addressed in Section 5.9), free and clear of all Encumbrances other than those Encumbrances disclosed on Schedule 5.6(a), all of which Seller will cause to be released prior to Closing, and the Permitted Encumbrances.

(b) The Purchased Assets include inventory of a sufficient quantity to enable Purchaser to conduct the Business, as it is conducted by Seller as of the date of this Agreement and as of the Closing Date, for at least a 30-day period following the Closing Date.

(c) Except as indicated on Schedule 5.6(a) and Schedule 5.6(c), all the Equipment is owned by Seller free and clear of all Encumbrances (other than Permitted Encumbrances), is in good operating condition and repair, except for ordinary wear and tear and routine repairs, and is suitable for the operation of the Systems, as they are operated as of the date of this Agreement and as of the Closing Date.

5.7 Reserved.

5.8 Taxes.

(a) All Tax Returns required to be filed by Seller for any pre-Closing Tax period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e) Seller is not party to any claim, action, demand, inquiry, audit, notice of violation, proceeding, citation, subpoena, or investigation of any nature (whether civil, criminal, administrative or otherwise) by any taxing authority. There are no such pending or , to the Knowledge of Seller, threatened claims, actions, demands, inquiries, audits, notices, proceedings, citations, subpoenas or investigations by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to the Knowledge of Seller, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(h) None of the Purchased Assets is property that Seller is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

(i) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(j) This Section 5.8 represents the sole and exclusive representation and warranty of Seller regarding Tax matters.

5.9 Real Property.

(a) Schedule 5.9(a) lists all Real Property owned by Seller (the “Owned Real Property”). Except as set forth on Schedule 5.9(a):

(i) Seller has good, marketable, and indefeasible fee simple title to all of the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances;

(ii) There are no leases or other use or occupancy agreements granting to any Person a right to occupy or otherwise use any part of the Owned Real Property;

(iii) There are no outstanding options, rights of first offer, rights of first refusal or other agreements granting to any Person a right to purchase the Owned Real Property or any part thereof or interest therein;

(iv) There are no arrangements or commitments of any kind pursuant to which the Owned Real Property (or any part thereof or interest therein) will become subject to any Encumbrances other than Permitted Encumbrances;

(v) There are no Persons other than Seller in possession of any Owned Real Property or any part of any Owned Real Property;

(vi) Seller has received no notice in writing or by publication of any appropriation, condemnation or like proceeding or of any violation of any applicable zoning-related Legal Requirement relating to or affecting any of the Owned Real Property, and to the Knowledge of Seller, there is no such violations.

(b) Schedule 5.9(b) lists (i) all Purchased Assets consisting of real property leases pursuant to which any real property is leased by Seller (the “Real Property Leases”) and (ii) all Purchased Assets consisting of other interests in real property that are not Owned Real Property, and that have been memorialized in writing, including easements, Licenses, rights to access, rights-of-way and other real property interests that are used in the operation of the Systems (collectively, the “Easements”). Each Real Property Lease and Easement is legal, valid, binding and enforceable against Seller and, to Seller’s Knowledge, against each other party thereto in accordance with its terms. Except as set forth on Schedule 5.9(b), Seller has not received any notice of any violation or breach of, or any default under, any Real Property Lease or Easement and there are presently no uncured breaches or defaults under any Real Property Lease or Easement. To Seller’s Knowledge, no event has occurred that, with notice or passage of time or both, would constitute a violation or breach of, or default under, any Real Property Lease or Easement by Seller or any other party thereto.

(c) To Seller’s Knowledge, each parcel of Owned Real Property and real property covered by a Real Property Lease (“Leased Real Property”), including any improvements constructed thereon and the current use thereof, conform in all material respects to all applicable Legal Requirements and any restrictive covenants or other Encumbrances affecting all or any part of such Real Property. There are no material physical, structural, or mechanical defects on, and all of the fixtures and improvements, including leasehold improvements, to the Owned Real Property and Leased Real Property, and the Owned Real Property and Leased Real Property are in good condition and repair, except for ordinary wear and tear and routine repairs, are operating, and are sufficient to enable the Owned Real Property and Leased Real Property to be used in all material respects in the manner in which it is currently being used and operated by Seller. Each parcel of Owned Real Property and to the Knowledge of Seller, each parcel of Leased Real Property has access, ingress and egress, or a valid, perpetual easement to a public right-of-way providing access, ingress and egress adequate for their current use.

5.10 System Contracts.

(a) Schedule 5.10 sets forth a complete list of all the System Contracts (other than Real Property Leases, Easements and railroad crossings) and a written summary of each oral System Contract that is not terminable on 30 days prior notice).

(b) The Pole Attachment Agreements disclosed on Schedule 5.10 represent all contracts, permits, privileges and other authorizations necessary to permit Seller to maintain, operate and use utility poles and conduits as are currently used in the Systems or are necessary for the operation of the Systems and the Purchased Assets in accordance with the Franchises and applicable Legal Requirements.

(c) All services and products sold, leased, provided or delivered by Seller to customers of the Business prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards, and to the Knowledge of Seller there is no basis for any liability or other damages in connection with such services and products. Seller has no liability and to the Knowledge of Seller, there is no basis for any liability arising out of any injury to a Person or property as a result of the ownership, possession, provision or use of any service or product sold, leased, provided or delivered by the Business prior to the Closing Date.

5.11 Reserved.

5.12 Reserved.

5.13 Reserved.

5.14 Governmental Authorizations.

(a) Schedule 5.14(a) is a list of the Governmental Authorizations held by Seller.

5.15 Retransmission Consent, Must-Carry and Tower Registration.

(a) Set forth in Schedule 5.15 is a list of the broadcast television stations carried by the Systems that have elected “must-carry” or retransmission consent status pursuant to the Cable Act.

(b) Schedule 5.15 provides the FCC required 854R registration number, if any, with respect to each antenna structure owned by Seller relating to the Systems.

5.16 System Information.

(a) Schedule 5.16(a) sets forth a true and accurate statement of the following information with respect to the System, as of the date or dates set forth therein:

(i) the approximate number of aerial miles of plant included in the Systems and the approximate number of underground miles of plant included in the Systems, listed by headend;

(ii) the approximate number of homes passed by the Systems;

(iii) the approximate miles of plant operating at the applicable megahertz capacity; and

(iv) the approximate number of subscribers to basic, expanded basic, premium and digital cable service, HDTV, DVR, telephone and HSI service, respectively, in each case showing for residential and commercial customers, served by the Systems by subscriber type.

5.17 Compliance with Laws.

The ownership, leasing and use of the Purchased Assets as they are currently owned, leased and used, and the operation of the Systems as currently operated, do not violate or infringe in any material respect any Legal Requirements currently in effect (except as to Environmental Laws, as to which Section 5.20 only applies.) Seller has not taken or omitted to take any action, and, to the Knowledge of Seller, no event has occurred or circumstance exists, that is reasonably likely to (with or without the passage of time or the giving of notice) result in a violation of, conflict with, or failure on the part of Seller to conduct the operations of the Systems in compliance with any applicable Law where such failure would have a Material Adverse Effect.

5.18 Bonds, Insurance and Letters of Credit.

Each insurance policy, material performance bond, letter of credit, and similar guarantee maintained or required to be maintained in connection with the Systems is set forth on Schedule 5.18.

5.19 Accounts Receivable. All Accounts Receivable included in the Purchased Assets are bona fide and are attributable to transactions in the ordinary course. To Seller’s Knowledge, there are no contests, claims, defenses or rights of setoff against the Accounts Receivable relating to the amount or validity of such Accounts Receivable that that would have, in the aggregate, a Material Adverse Effect.

5.20 Environmental Matters.

(a) Seller has, at all times, occupied, used and operated the Real Property in compliance with all Environmental Laws.

(b) Seller has not received any written notice of any alleged violation of any Environmental Law with respect to the Real Property and has not been ordered by any Governmental Entity to undertake any cleanup of any of the Real Property.

(c) There is no civil, criminal or administrative claim, demand, hearing, investigation, notice, suit, proceeding or other action with respect to the Real Property pending or, to Seller’s Knowledge, threatened against Seller relating to any Environmental Laws.

(d) There are no facts, circumstances, conditions or occurrences regarding Seller that could reasonably be expected to form the basis of a claim of violation or liability against Seller under any Environmental Law or result in any violation by Seller of any Environmental Law with respect to the Real Property.

(e) Except as set forth in Schedule 5.20, there are no underground or above ground storage tanks, active, inactive or abandoned on the Owned Real Property and, to Seller’s Knowledge, have not been on the Owned Real Property in the past, and none of the Owned Real Property has been used at any time as a dry cleaning facility, gasoline service station or a facility for storing, pumping, dispensing or producing gasoline or any other petroleum products (other than such storage, pumping and dispensing of fuels and lubricants as is incidental to operation of the System) or Hazardous Substances.

(f) All chemicals, chemical compounds and mixtures that are included among the assets of Seller are integral to and used for the conduct of its business, have not been and are not intended to be discarded or abandoned, and are not waste or waste materials.

(g) Seller has made available to Purchaser true, complete and correct copies of all analyses, audits, correspondence, investigations, reviews, reports and studies on environmental matters relating to the Real Property that are in the possession or control of Seller.

5.21 Intellectual Property.

To Seller’s Knowledge, Seller owns all right, title and interest in and to, or has a valid and enforceable license or other right to use, all the intellectual property used by it in connection with the Business, which constitutes all intellectual property rights necessary for it to operate the Systems as currently operated, and no Person is challenging or, to Seller’s Knowledge, infringing or otherwise violating any intellectual property owned by Seller. Except as set forth on Schedule 5.21, Seller has not received any notice of any claim that any intellectual property used by Seller in the operation of the Business infringes on any intellectual property rights of any other Person.

5.22 Reserved.

5.23 Insurance.

Seller is covered by fire and casualty, general liability, professional liability, workers compensation, theft and automobile insurance in scope and amount customary and reasonable for the business in which it is engaged.

5.24 Reserved.

5.25 Reserved.

5.26 Disclosure.

None of the documents or information provided to Purchaser by Seller or any agent or employee of Seller in the course of Purchaser’s due diligence investigation and the negotiation of this Agreement (including the Schedules) and the Transaction Documents, including the Financial Statements, contains any untrue statement of any material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement or such documents or information not misleading in light of the circumstances in which it was made. The information set forth in the Schedules is accurate and complete in all material respects.

5.27 Reserved.

5.28 No Other Representations or Warranties; Schedules.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SCHEDULES HERETO) OR IN ANY OTHER TRANSACTION DOCUMENT, NEITHER SELLER NOR ANY OTHER PERSON MAKES

ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V HEREOF (AS MODIFIED BY THE SCHEDULES HERETO) OR IN ANY OTHER TRANSACTION DOCUMENT, SELLER (I) EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE CONDITION OF THE PURCHASED ASSETS (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) AND (II) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY (OTHER THAN WITH RESPECT TO CLAIMS OF FRAUD, WILLFUL MISCONDUCT AND INTENTIONAL MISREPRESENTATION) FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES). SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1 Organization and Good Standing.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.

6.2 Authorization of Agreement.

(a) Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby; (b) the execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser; (c) This Agreement has been, and each

Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

6.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by Purchaser with any of the provisions hereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of formation (or other organizational and governing documents) of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound, (iii) any Order of any Governmental Entity applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of Purchaser in connection with the execution and delivery of this Agreement, the compliance by Purchaser with any of the provisions hereof, the consummation of the transactions contemplated hereby, or for Purchaser to conduct the Business, except for compliance with the applicable requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976 such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a Material Adverse Effect upon Purchaser’s ability to consummate the transactions contemplated by this Agreement.

6.4 Litigation.

There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Entity, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions hereby. Purchaser is not subject to any Order of any Governmental Entity except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.5 Reserved.

ARTICLE VII

COVENANTS

7.1 Reserved.

7.2 Conduct of the Business Pending the Closing.

Between the Effective Date and the Closing, except (i) as required by applicable Law or Contract in effect as of the Effective Date, (ii) as otherwise expressly provided for in this Agreement or (iii) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall operate the Business in the Ordinary Course of Business. Except as otherwise required by any Legal Requirement or any Governmental Entity or as permitted by this Agreement, until the Closing, Seller will not, without the prior written consent of Purchaser:

(a) make any sale, assignment, transfer, conveyance, abandonment or other disposition of any of the Purchased Assets, except for dispositions of inventory or worn-out or obsolete equipment for fair or reasonable value in the Ordinary Course of Business;

(b) subject any of the Purchased Assets, or any part thereof, to any Encumbrance except Permitted Encumbrances; or,

(c) commit to do any of the foregoing.

7.3 Consents.

(a) Seller will employ commercially reasonable efforts to promptly request and obtain each Required Consent, and Purchaser will cooperate with Seller in all commercially reasonable respects to obtain each Required Consent. Seller and Purchaser shall each pay fifty percent (50%) of any commercially reasonable consideration, fees and costs payable to any third party (or its agents) from whom consent or approval is requested. Notwithstanding anything to the contrary contained in this Section 7.3, Seller’s obligations hereunder with respect to pursuing a Required Consent shall be fully satisfied with respect to (i) the transfer of pole attachment or conduit contracts, if Purchaser has executed a new contract with the respective pole company or if such pole company has indicated in writing that it is willing to execute a new contract at or prior to the Closing with Purchaser on terms substantially the same as the current terms thereof; and (ii) the transfer of railroad crossing permits or contracts, if Purchaser has executed a new permit or contract with the respective railroad company or if such railroad company has indicated in writing that it is willing to execute a new permit or contract at or prior to the Closing with Purchaser on terms substantially the same as the current terms thereof.

7.4 Reserved.

7.5 Reserved.

7.6 Reserved

7.7 Reserved.

7.8 Bonds, Letters of Credit, Etc.

Purchaser shall execute and deliver all reasonably necessary documents, to insure that on or before Closing, Purchaser has delivered each such bonds, letters of credit, indemnity agreements and similar instruments currently maintained and in effect as set forth in Schedule 5.18 in such amounts and in favor of such entities requiring the same in connection with the Purchased Assets, including all Permits, Franchises and Contracts.

7.9 Reserved.

7.10 Limited Partners Approval.

(a) Promptly after receipt of the Fairness Opinion concluding that the sale of Seller’s assets, in the aggregate, is fair from a financial point of view to Seller’s limited partners, and after completing SEC review of the Proxy Statement, NCC shall call, give notice of, convene and hold a meeting of Seller’s limited partners (the “Limited Partners’ Meeting”) for the purpose of approving this Agreement and the sale of the System, Business and Purchased Assets to Purchaser pursuant to the terms of the Seller’s limited partnership agreement and applicable limited partnership law. Subject to the Fairness Opinion concluding that the sale of Seller’s assets, in the aggregate, is fair from a financial point of view to Seller’s limited partners, Seller shall solicit from Seller’s limited partners proxies in favor of the approval of this Agreement and the sale of the Systems, Business and Purchased Assets.

(b) In connection with the Sellers’ Limited Partners’ Meeting, Seller shall prepare and file with the SEC a proxy statement, letter to shareholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to Seller’s limited partners in connection with the solicitation of proxies for use at the Sellers’ Limited Partners’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”). Subject to all applicable Laws, Seller shall use its commercially reasonable best efforts to cause the Proxy Statement to be cleared by the SEC and disseminated to the Seller’s limited partners as promptly as practicable following the filing thereof with the SEC.

7.11 Reserved.

7.12 Reserved.

7.13 Reserved.

7.14 Reserved.

7.15 Title Insurance Policies.

(a) Seller will provide to Purchaser, at Seller’s expense, within 120 days after the date of this Agreement, commitments to issue title insurance policies on the 1992 ALTA owner’s form (or its local equivalent in any state in which ALTA policies are not available) (“Title Commitments”) by an agent writing for Chicago Title or another nationally recognized title insurance company (the “Title Company”) and legible photocopies of all recorded items described as exceptions therein, committing to insure fee simple title in the Purchaser to each parcel of Owned Real Property and tenant’s leasehold interest in each parcel of Leased Real Property containing a headend or tower (collectively, the “Commitment Properties”), subject only to Permitted Encumbrances. In addition, Purchaser may obtain, at Purchaser’s sole cost and expense, a current survey of all Commitment Properties prepared by a duly licensed surveyor reasonably acceptable to Purchaser.

(b) Promptly following Closing, Seller shall cause the Title Company, at Seller’s sole cost and expense, to issue policies of title insurance (“Title Policies”) with respect to each of the Commitment Properties with policy limits equal to the appraised value of the property; provided, however, that Purchaser shall be solely responsible for obtaining and paying for the cost of any such appraisal and, in the event Purchaser elects not to do so, the policy limits shall be equal to the fair market value of the property. The cost to obtain such Title Commitments and Title Policies with respect to the Commitment Properties will be paid by Seller; provided, however, that the Purchaser will pay the premiums and charges other than with respect to the Commitment Properties and for any additional endorsements it requests with respect to any Title Policy other than the endorsements to delete or insure over any Title Defects.

(c) If the Purchaser notifies Seller within 90 days after the date of this Agreement of (i) any Encumbrance (other than a Permitted Encumbrance), (ii) other matter that prevents access to any Owned Real Property or Leased Real Property, or (iii) any other matter that, individually or in the aggregate could have a material adverse effect on the use or value of such Owned Real Property or Leased Real Property (each a “Title Defect”), Seller will exercise commercially reasonable efforts to (A) remove such Title Defect, or (B) subject to Purchaser’s approval, cause the Title Company to commit to insure over each such Title Defect prior to the Closing. If such Title Defect cannot be removed prior to Closing or the Title Company does not commit to insure over such Title Defect prior to Closing and if the Purchaser elects to waive such Title Defect and proceed towards consummation of the transaction in accordance with this Agreement, Purchaser and Seller will enter into a written agreement at Closing containing the commitment of Seller to use commercially reasonable efforts to remedy the Title Defect following Closing on terms satisfactory to Purchaser in its reasonable discretion. At the Closing, each Party will deliver such reasonable affidavits and other customary closing documents as are required by the Title Company in order to issue Title Policies or to delete or insure over any Title Defects, provided that such affidavits do not expand or limit the special or limited warranties of Seller contemplated in the applicable deed described in Section 7.15(b).

7.16 Additional Information.

Seller will from time to time prior to the Closing promptly supplement or amend the Schedules relating to ARTICLE V with respect to any matter (i) that existed as of the date of this

Agreement and should have been set forth or described in such Schedules or Such disclosure by Seller pursuant to this Section 7.16 will be deemed to amend or supplement such Schedules or to have qualified the representations and warranties contained in this Agreement

7.17 Capital Leases; Evidence of Terminations.

Prior to the Closing, Seller will pay the remaining balances on any capital or vehicle lease under which it leases any of the Purchased Assets and will deliver such Purchased Assets to Purchaser at Closing free and clear of any Encumbrances (other than Permitted Encumbrances). Seller will provide to Purchaser at the Closing evidence reasonably satisfactory to Purchaser that all Encumbrances (other than Permitted Encumbrances) affecting or encumbering the Purchased Assets have been terminated.

7.18 Environmental Assessments. Seller acknowledges and agrees that Purchaser may commission, at Purchaser’s sole cost and expense, a Phase I environmental site assessment of the Real Property (a “Phase I Assessment”). If Purchaser, in its sole discretion, determines based on the Phase I Assessment or any other information known to Purchaser (including information disclosed in connection with the negotiation of this Agreement or described in the Schedules hereto) further assessment (including collection and analysis of environmental media) or other additional testing or analysis of the Real Property (a “Phase II Assessment”) is advisable, Purchaser may conduct or caused to be conducted such testing and analysis at Purchaser’s sole cost and expense. Seller will comply with any reasonable request for information made by Purchaser or its agents in connection with any such investigation, but in no event will Seller be required to disclose any materials constituting attorney-client privileged communications. Upon request by Purchaser, Seller will afford Purchaser and its agents or representatives access to the Real Property at reasonable times and in a reasonable manner in connection with any such investigation (subject, in the case of Leased Real Property to the consent rights of the landlord); provided that Purchaser shall not unreasonably interfere with Seller’s use and operation of the Real Property. Should Purchaser commission such an investigation, such investigation will have no effect upon the representations and warranties made by Seller to Purchaser under this Agreement, except that if any Phase I Assessment or Phase II Assessment documents an environmental condition that would reasonably be construed to be a breach of Seller’s representations or warranties herein and such breach is capable of being cured, Seller will be deemed not to have breached such representation or warranty if Seller cures such breach, at no cost to Purchaser, in accordance with the provisions of this Agreement.

7.19 Fairness Opinion. Seller shall engage its financial advisor to deliver, within 65 days of the date of this Agreement, an opinion on whether the purchase price for sale of Seller’s assets in the aggregate, including the sale of Seller systems not included in this Agreement, is fair, in the aggregate, from a financial point of view, to Seller’s limited partners. Seller shall cooperate with and provide all information reasonably requested by its financial advisor in order to obtain the opinion.

ARTICLE VIII

RESERVED

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions Precedent to Obligations of Purchaser.

The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) each of the representations and warranties contained in Article V that are not qualified by reference to materiality, Material Adverse Effect or similar language shall have been true and correct in all material respects as of the Effective Date and shall be true and correct in all material respects on and as of the Closing Date (except for representations and warranties which contemplate a different date which need only be true and correct in all material respects as of such date) as though such representations and warranties had been made on and as of such date, and each of the representations and warranties contained in Article V that are qualified by reference to materiality, Material Adverse Effect or similar language shall have been true and correct in all respects when made on the Effective Date and shall be true and correct in all respects on and as of the Closing Date (except for representations and warranties which contemplate a different date which need only be true and correct in all respects as of such date) as though such representations and warranties had been made on and as of such date;

(b) Seller shall have performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date;

(c) there shall not have been instituted or threatened any Legal Proceeding to enjoin or otherwise prevent or prohibit the consummation of the transactions contemplated hereby, or any pending or threatened Legal Proceeding seeking material damages that relate to or arise out of this Agreement or the consummation of the transactions contemplated hereby or result or could result in a Material Adverse Effect;

(d) all Required Regulatory Approvals will have been obtained and be in effect as of the Closing Date, will be final and nonappealable, and will be in form and substance reasonably acceptable to Purchaser;

(e) Purchaser shall have evidence reasonably satisfactory to Purchaser that all Encumbrances (other than Permitted Encumbrances) affecting or encumbering the Assets have been terminated, released or waived, as appropriate;

(f) between the Effective Date and the Closing Date, there will not have occurred any event, condition or circumstance that, individually or in the aggregate, has had a Material Adverse Effect that has not been cured by Seller or waived by Purchaser in accordance with this Agreement;

(g) Seller shall have completed to Purchaser’s reasonable satisfaction all corrective actions required of Seller that are expressly required to be performed by Seller as a condition of Closing in the Schedules;

(h) Seller shall have delivered or caused to be delivered each of the following documents, agreements, instruments and other deliverables:

(i) a duly executed Bill of Sale, in the form attached hereto as Exhibit E;

(ii) duly executed warranty deeds for the Owned Real Property in the form attached hereto as Exhibit F;

(iii) a duly executed Assignment and Assumption Agreement in the form of Exhibit H hereto;

(iv) a duly executed assignment and assumption of leases agreements for the Real Property Leases in forms reasonably acceptable to Purchaser;

(v) motor vehicle titles, separate bills of sale for specific Purchased Assets as required by any applicable Legal Requirement, and all other documents as are reasonably necessary to transfer title to the Purchased Assets to Purchaser;

(vi) a duly executed Non-foreign Affidavit as required by the Foreign Investors in Real Property Tax Act;

(vii) a duly executed Indemnity Escrow Agreement in the form of Exhibit A hereto;

(vii) certificate of existence of Seller issued by the Office of the Secretary of State of the State of Washington;

(viii) one or more certificates, dated as of the Closing Date, executed by the Secretary of the general partner of Seller, without personal liability: (A) certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of Seller’s general partner, authorizing and approving the execution of this Agreement on behalf of Seller and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; (B) certifying that the resolutions, as attached to such certificate, were duly adopted by a majority in interest of Seller’s limited partners, authorizing and approving the execution of this Agreement on behalf of Seller and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; (C) certifying as to the incumbency of the person signing this Agreement and any other documents on behalf of the general partner of Seller; (D) the Certificate of Formation of Seller (copies of which shall be attached to the Certificate), certified by the Secretary of State of its state of formation; and (E) the Partnership Agreement of Seller (copies of which shall be attached to the Certificate); and,

(ix) a tax clearance certificate from each jurisdiction in which Seller operates the Business.

9.2 Conditions Precedent to Obligations of Seller.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a) Each of the representations and warranties contained in Article VI that are not qualified by reference to materiality or similar language shall have been true and correct in all material respects when made on the Effective Date and shall be true and correct in all material respects on and as of the Closing Date (except for representations and warranties which contemplate a different date which need only be true and correct in all material respects as of such date) as though such representations and warranties had been made on and as of such date, and each of the representations and warranties contained in Article VI that are qualified by reference to materiality or similar language shall have been true and correct in all respects when made on the Effective Date and shall be true and correct in all respects on and as of the Closing Date (except for representations and warranties which contemplate a different date which need only be true and correct in all respects as of such date) as though such representations and warranties had been made on and as of such date;

(b) Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c) there shall not have been instituted or threatened any Legal Proceeding to enjoin or otherwise prevent or prohibit the consummation of the transactions contemplated hereby, or any pending or threatened Legal Proceeding seeking material damages that relate to or arise out of this Agreement or the consummation of the transactions contemplated hereby;

(d) a majority in interest of the limited partners of Seller shall have consented to the transactions contemplated by this Agreement in accordance with the terms of Seller’s partnership agreement and applicable securities laws;

(e) [Reserved]; and

(f) Purchaser shall have delivered, or caused to be delivered, to Seller the following documents, agreements, instruments and other deliverables:

(i) the Purchase Price in accordance with Article III

(ii) a duly executed Indemnity Escrow Agreement in the form attached hereto as Exhibit A hereto

(ii) a duly executed Assignment and Assumption Agreement in the form attached hereto as Exhibit H hereto;

(iii) certificate of existence of Purchaser issued by the office of the Secretary of State of the State of Delaware; and,

(iv) certificate of the Secretary of Purchaser, dated the Closing Date and certifying: (A) that attached thereto are true and complete copies of all resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, and (B) to the incumbency and specimen signature of each officer of Purchaser executing this Agreement and/or the Transaction Documents and a certification by another officer of Purchaser as to the incumbency and signature of the Secretary of Purchaser.

9.3 Frustration of Closing Conditions.

Neither Seller nor Purchaser may refuse to close on the grounds that a condition to such party’s obligation to close under Section 9.1 or 9.2, respectively, has not been satisfied unless the failure to satisfy such condition was caused by such other party’s material breach of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations, Warranties and Covenants.

(a) A claim for indemnification pursuant to Section 10.2 must be made in writing to Seller on or before the date that is 18 months following the Closing Date, other than with respect to claims based on a breach of the representations and warranties relating to ERISA, Taxes, Environmental Laws, or Hazardous Substances, which must be made in writing to Seller prior to the expiration of the applicable statute of limitations relating to the matters covered by such representations and warranties. A claim for indemnification pursuant to Section 10.3 must be made in writing to Purchaser on or before the date that is 12 months following the Closing Date. Notwithstanding the foregoing or any other provision to the contrary contained herein, with respect to claims based on the following, such claim made in writing prior to the expiration of the applicable statute of limitations relating to the matters covered by such representations and warranties: (a) based on a breach of the representations and warranties regarding Seller’s title to the Assets or either Party’s corporate power and authority or (b) for indemnification brought pursuant to Sections 10.2(a)(i), 10.2(a)(iii), 10.2(a)(iv), 10.2(a)(v), 10.2(a)(vi), 10.2(a)(vii), 10.3(a)(i) or 10.3(a)(iii).

10.2 Indemnification by Seller.

(a) Subject to Section 10.5 hereof, Seller hereby agrees to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all losses, liabilities, claims, demands, judgments, damages, fines, suits, actions, costs and expenses (individually, a “Loss” and, collectively, “Losses”):

(i) Any breach or default in the performance by Seller of any covenant or agreement of Seller contained in this Agreement or any Transaction Document to which it is a party;

(ii) Any breach of any representation or warranty made by Seller in this Agreement, in any Transaction Document to which it is a party or in any schedule, exhibit, certificate or other instrument delivered by or on behalf of Seller pursuant this Agreement or any Transaction Document;

(iii) Any liability (other than an Assumed Liability) arising out of or relating to Seller’s ownership or operation of the Purchased Assets, Business or Systems prior to the Closing (without regard to whether a claim is asserted before or after the Closing);

(iv) Any claim that the transactions contemplated by this Agreement violate WARN or any similar state or local law or any bulk transfer of any jurisdiction;

(v) Any rate refund ordered by a Governmental Entity for periods prior to the Closing Date;

(vi) The presence, generation, removal or transportation of a Hazardous Substance on or from any of the Owned Real Property caused by Seller prior to the Closing Date, including the costs of removal and clean-up of such Hazardous Substance and other compliance with provisions of Environmental Laws (without regard to whether a claim is asserted before or after the Closing); and

(vii) Any failure of Seller to perform its obligations in respect of the Excluded Liabilities.

10.3 Indemnification by Purchaser.

(a) Subject to Section 10.5, Purchaser hereby agrees to indemnify and hold Seller and its directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses:

(i) Any breach or default in the performance by Purchaser of any covenant or agreement of Purchaser contained in this Agreement or any Transaction Document to which it is a party;

(ii) Any breach of any representation or warranty made by Purchaser in this Agreement, in any Transaction Document to which it is a party or in any schedule, exhibit, certificate or other instrument delivered by or on behalf of Purchaser pursuant this Agreement or any Transaction Document; or

(iv) Any failure of Purchaser to perform its obligations in respect of the Assumed Liabilities.

10.4 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a third-party claim may be asserted by prompt notice to the party from whom indemnification is sought.

(b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Sections 10.2 or 10.3 hereof (regardless of the limitations set forth in Section 10.5) (an “Indemnification Claim”), the indemnified party shall promptly cause prompt written notice of the assertion of any Indemnification Claim of which it has knowledge and that is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is prejudiced as a result of such failure. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, provide defense, negotiation, settlement or other actions shall not cost or prejudice the indemnified party. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within 30 days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 10.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any claim in which any relief other than the payment of money damages is sought against any indemnified party or, in the case of any claim relating to an indemnified party’s liability for any Tax, if the effect of such settlement or compromise would be to increase the indemnified party’s liability for the payment of any Tax unless the indemnified party consents in writing to such settlement or compromise. If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.

(c) After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an

Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

10.5 Certain Limitations on Indemnification.

(a) Except as set forth in Section 10.5(b) and (c), notwithstanding the provisions of this Article X, neither Seller nor Purchaser shall have any indemnification obligations for Losses under Sections 10.2 or 10.3, (i) for any individual item, or group of items arising out of or related to the same event or circumstances or series of related events or circumstances, where the Loss relating thereto is less than Five Thousand and no/100 Dollars ($5,000.00), at which point the indemnifying party shall become liable for the entire amount of the Loss, and not just the amount in excess of Five Thousand and no/100 Dollars ($5,000.00) (the “Sub-Basket”) and (ii) unless the aggregate amount of all Losses (following the application of clause (i)) exceeds Ten Thousand Dollars ($10,000.00) (the “Basket”), and then only to the extent of such amounts in excess of the Basket.

(b) Subject to Section 10.5(c), in no event shall the aggregate indemnification to be paid by Seller under Section 10.2(a) or Purchaser under Section 10.3(a) exceed the Escrow Funds (the “Cap”).

(c) Notwithstanding anything in this Article X, the Cap, Basket and Sub-Basket limitations set forth in Sections 10.5(a) and 10.5(b) shall not apply to claims for indemnification in respect of Losses related to or arising out of the (i) Specified Representations, (ii) Post Closing Covenants (iii) third party claims or (iv) any claims for indemnification in respect of Losses related to or arising out of fraud, willful misconduct or intentional misrepresentation.

10.6 Calculation of Losses.

(a) The amount of any Losses for which indemnification is provided under this Article X shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies or otherwise with respect to such Losses (net of any expenses, other than Tax, incurred in connection with such recovery). Purchaser shall use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement.

(b) No party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof (other than consequential, incidental, indirect, special or punitive damages (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof) owing to a third party) to the extent such loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity is determined to be consequential, incidental, indirect, special or punitive damages; provided, however, that such limitations with respect to lost profits or diminution of value shall not limit Seller’s right to recover contract damages in connection with Purchaser’s failure or refusal to close in violation of this Agreement.

(c) The amount of any Loss for which indemnification is provided under this Article X shall not be reduced to take into account any tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss.

10.7 Tax Treatment of Indemnity Payments.

Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes unless otherwise required by Law.

10.8 Exclusive Remedy.

Except with respect to claims based on fraud, or claims for injunctive or other equitable relief from and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement or the other Transaction Documents, shall be indemnification in accordance with this Article X. In furtherance of the foregoing, each of the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or Purchaser, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise).

ARTICLE XI

MISCELLANEOUS

11.1 Tax Matters.

(a) Each of Purchaser and Seller will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and, upon the other Party’s request, the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller will (i) retain all books and records with respect to Tax matters pertinent to the Purchased Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, (ii) abide by all record retention agreements entered into with any taxing authority, and (iii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, allow the other Party to take possession of such books and records. Purchaser and Seller, upon request, will use their commercially reasonable efforts to obtain (or cause their respective Affiliates to obtain) any certificate or other document from any authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Seller will further obtain, prior to Closing, a tax clearance certificate from each jurisdiction in which Seller operates the Business.

(b) Payment of Sales, Use or Similar Taxes. Purchaser and Seller shall each be responsible for (and shall indemnify and hold harmless each other and their directors, officers, employees, Affiliates, agents, successors and permitted assigns against) 50% of any sales taxes applicable to the Purchased Assets and for all other applicable sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including real property transfer gains taxes, UCC 3 filing fees, FAA, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) in connection with the transactions contemplated by this Agreement (other than taxes measured by or with respect to income imposed on Seller or its Affiliates).

(c) Proration. All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning on or before, and ending after, the Closing Date, shall be prorated between Purchaser and Seller as of the close of business on the Closing Date on a daily basis and, for all purposes of this Agreement, such Taxes shall be allocated between the pre-closing tax period and post-closing tax period accordingly. Seller shall be responsible for all such taxes and fees on the Purchased Assets accruing under such daily proration methodology during any period up to and including the day prior to the Closing Date. Purchaser shall be responsible for all such taxes and fees with respect to the Purchased Assets accruing under such daily proration methodology during any period beginning on or after the Closing Date. With respect to taxes described in this Section 11.1(c), Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for taxes, which are subject to proration under this Section 11.1(c) and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

11.2 Expenses.

Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, Purchaser and Seller shall each be responsible for 50% of any filing fees lawfully payable to or at the request of any Governmental Entity in connection with this Agreement, the Seller Documents, the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby.

11.3 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.4 Entire Agreement; Amendments and Waivers.

This Agreement (including the schedules and exhibits hereto), the Transaction Documents and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.5 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts made and performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.

11.6 Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission), (iii) one business day following the day sent by overnight courier or (iv) three days after mailing by certified mail, in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

c/o Northland Communications Corporation

101 Stewart Street, Suite 700

Seattle Washington, 98101

Facsimile: (206) 748-5061

Attention: Gary S. Jones, President

If to Purchaser, to

Northland Cable Television, Inc.

101 Stewart Street, Suite 700

Seattle Washington, 98101

Facsimile: (206) 748-5061

Attention: Gary S. Jones, President

11.7 Severability.

If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.8 Binding Effect; Assignment.

This Agreement will be binding upon Seller and Purchaser and their respective successors and assigns. No right, benefit or obligation under this Agreement may be assigned by either Party without the prior written consent of the other Party, except that Purchaser will have the right, without the consent of Seller and without being released from any of its obligations hereunder, (i) to transfer, pledge or assign this Agreement as security for any financing or (ii) transfer or assign this Agreement, in whole or in part, to any Affiliate of Purchaser. In the event of an assignment by Purchaser to an Affiliate, such assignee will execute and deliver to Seller an agreement containing the assumption by such assignee of the performance and observance of each covenant and condition of this Agreement to be performed or observed by Purchaser.

11.9 Non-Recourse.

No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller or its Affiliates shall have any liability for any obligations or liabilities of Seller under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

11.10 Specific Performance.

In the event of failure or threatened failure by a party hereto to comply with the terms of this Agreement, any other party shall be entitled to an injunction restraining such failure or threatened failure and to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.

11.11 Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.12 No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any person other than the Purchaser and the Seller and their respective successors and permitted assigns.

11.13 Attorneys’ Fees.

If either Seller or Purchaser initiates any legal action or lawsuit against the other involving this Agreement, the prevailing party in such action or suit shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in such proceeding.

11.14 Covenant Not To Sue and Nonrecourse to Partners.

(a) Purchaser agrees that notwithstanding any other provision in this Agreement, any agreement, instrument, certificate or document entered into pursuant to or in connection with this Agreement or the transactions contemplated herein or therein and any other Transaction Document and any rule of law or equity to the contrary, to the fullest extent permitted by law, Seller’s obligations and liabilities under all Transaction Documents and in connection with the transactions contemplated therein shall be nonrecourse to all general and limited partners of Seller. As used herein, the term “nonrecourse” means that the obligations and liabilities are limited in recourse to the assets of Seller (for those purposes, any capital contribution obligations of the general and limited partners of Seller or any negative capital account balances of such partners shall not be deemed to be assets of Seller) and are not guaranteed directly or indirectly by, or the primary obligations of, any general or limited partner of Seller, and neither Seller nor any general or limited partner or any incorporator, stockholder, officer, director, partner, employee or agent of Seller or of any general or limited partner of any successor partnership or trust, either directly or indirectly, shall be personally liable in any respect for any obligation or liability of Seller under any Transaction Document or any transaction contemplated therein.

(b) Purchaser hereby covenants for itself, its successors and assigns that it, its successors and assigns will not make, bring, claim, commence, prosecute, maintain, cause or permit any action to be brought, commenced, prosecuted, maintained, either at law or equity, in any court of the United States or any state thereof against any general or limited partner of Seller or any incorporator, stockholder, officer, director, partner, employee or agent of Seller or of any general or limited partner of Seller for (a) the payment of any amount or the performance of any obligation under any Transaction Document or (b) the satisfaction of any liability arising in connection with any such payment or obligation or otherwise, including without limitation, liability arising in law for tort (including, without limitation, for active and passive negligence, negligent misrepresentation and fraud), equity (including, without limitation, for indemnification and contribution) and contract (including, without limitation, monetary damages for the breach of representation or warranty or performance of any of the covenants or obligations contained in any Transaction Document or with the transactions contemplated herein or therein).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

NORTHLAND CABLE PROPERTIES
EIGHT LIMITED PARTNERSHIP
By:	Northland Communications Corporation
Its:	General Partner

By:	/S/ Richard I. Clark
Name: Richard I. Clark
Title: Executive Vice President

NORTHLAND CABLE TELEVISION, INC.

By:	/S/ Gary S. Jones
Name: Gary S. Jones
Title: President

ASSET PURCHASE AGREEMENT